Exhibit 99.2

CONSENT OF INDEPENDENT VALUATION EXPERT

We hereby consent to the reference to our name and description of our role in the valuation process of Resource Real Estate Opportunity REIT II, Inc. ("the Company") being included or incorporated by reference to the Company's Registration Statement on Form S-3 (File No. 333-184476) and the related prospectus, included therein, by being filed on an Annual Report on Form 10-K, to be filed on the date hereof. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

/s/ Duff & Phelps, LLC
Duff & Phelps, LLC

March 30, 2016